CONSULTING AGREEMENT

      THIS AGREEMENT, made as of this 15th day of November 2006, by and between Bioforce Nanosciences Holdings, Inc. (the "Company"), a Nevada corporation with its principal offices at 1615 Golden Aspen Drive, Suite 101, Ames, IA 50010, and Gulfstream Capital Group, LLC ("GCG"), a Florida limited liability company, having offices at 190 NW Spanish River Blvd, Suite 101, Boca Raton, Florida 33431.

      WHEREAS, the Company desires to secure the services of GCG as a consultant and GCG desires to provide such services to the Company;

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

      1. Engagement of Consultant. The Company hereby engages GCG to perform, and GCG hereby agrees that it will render, the financial and business consulting services described in paragraph 3 below during the Term of this Agreement, as described below. If the Company should merge into or be acquired by any other corporation, this Agreement shall be assumed by such successor corporation and the term "The Company" when used herein includes any such successor corporation, and its successors.

      2. Term of Agreement. This Agreement shall be effective as of October 1, 2006 (the "Effective Date"), and shall continue until November 30, 2006 ("Term"). The phrase "Term of Agreement" or "Term" as used herein refers to the period commencing on the Effective Date and ending on the effective date of termination. Notwithstanding anything contained herein to the contrary, sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement for a period of two (2) years from the termination date of this Agreement. This agreement may be terminated by either party at any time upon fifteen days prior written notice.

      3. Services of Consultant. During the term of this Agreement, GCG will provide the following services (the "Services") pursuant to the directions received from the Company's senior management: GCG will assist the Company's senior management or its designees in developing corporate financing plans to satisfy the capital requirements contemplated by its business plan by:

      o Reviewing and providing comments to the Company's communications with potential investors (for example, the Business Plan, including its Executive Summary and Use of Proceeds sections);

      o Reviewing and providing an assessment of various financial strategies and products the Company might consider as funding sources (for example, debt instruments, equity finding, PIPEs); and

      o Reviewing and providing an assessment of various potential sources and proposals of finding strategies, products and proposals, including the valuations upon which they are based (for example, iCap, SW Texas Capital, Mitch Rosenthal).

      4. Expenses. GCG shall be reimbursed for all reasonable travel and travel-related out-of-pocket expenses incurred in the performance of the Services, upon presentation of monthly statements, provided that the Company has requested or approved such travel. All expenditures over $250 must receive prior approval by the Company.

      5. Compensation. In consideration of the Services to be rendered and performed by GCG during the Term of this Agreement, the Company will pay to GCG $7,500 per month commencing on the Effective Date. GCG shall submit an invoice for its services at the end of each month. The invoice shall include detail of services provided. The Company shall pay undisputed amounts within ten (10) days after receipt of the invoice.

      6. GCG Covenants. GCG covenants as follows.

            (a) GCG will use its best efforts to perform the Services for the Company consistent with and specifically recognizing GCG's commitments and obligations to other businesses for which it performs similar services.

            (b) Although certain directors, officers and/or employees of GCG are shareholders of the Company, GCG agrees to perform the Services with the best short- and long-term interests of the Company as its primary consideration.

            (c) GCG agrees to limit its work on behalf of the Company to the Services and not to disclose any information concerning the Company that is not publicly available in the Company's filings with the SEC.

            (d) GCG agrees to perform the Services and to conduct itself in matters associated with the Company in compliance with all applicable federal, state and local laws, rules and regulations.

      7. Confidentiality of Information. GCG agrees that neither it nor its employees or agents will, during the Term of this Agreement, or at any time thereafter, disclose or divulge or use, directly or indirectly, for its own benefit or the benefit of any other party, any confidential information, data, trade secrets, etc., including without limitation material, nonpublic information, relating to the Company or the business of the Company learned in connection with its work for the Company. GCG agrees that it shall not (i) hire or solicit for hire, for its own benefit or the benefit of any other party, any of the Company's employees, independent contractors or consultants or (ii) solicit any of the Company's customers or co-venturers on behalf of itself or any other party that is a direct or indirect competitor of the Company. The provisions of this paragraph shall survive the termination of the Agreement, and shall continue until such information, data, trade secrets, etc., becomes public knowledge through no fault of GCG or any of its employees or agents. In the event of any breach or threatened breach of GCG's Agreements in this Section, GCG agrees that the Company shall be entitled seek a


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

temporary restraining order and/or injunction without notice to GCG and without the necessity for posting of a bond.

      8. Reliance of Information Furnished: Indemnification by The Company. As a consultant for the Company, GCG must at all times rely upon information supplied to GCG by the Company's authorized officers, directors, agents and employees as to accuracy and completeness in performing the Services. Therefore, the Company agrees to indemnify, hold harmless and defend GCG its directors, officers, employees and agents from and against any and all claims, actions, proceeds, losses, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees) (together "Liabilities") to the extent Liabilities arising out of GCG's performance of the Services are incurred by any of them solely in connection with or as a result of any material inaccuracy, incompleteness or omission of information given to GCG in writing by such authorized personnel of the Company, unless GCG knew or should have known of the inaccuracy, incompleteness or omission., or GCG was negligent or engaged in willful misconduct in its use or disclosure of the information.

      9. Indemnification by GCG. GCG agrees to indemnify and hold harmless and defend the Company, it directors, officers, employees and agents from and against any and all Liabilities incurred by any of them in connection with or as a result of any negligence or willful misconduct on the part of GCG or any breach of this Agreement including, without limitation, any information or statement given or made by GCG to a third party which information or statement has not been authorized by the Company or is not contained in information or documents provided to GCG by the Company where GCG has the right to rely on the information or documents.

      10. Notices. All notices, requests, payments or other communication hereunder shall be in writing and shall be deemed to have been given when delivered personally or three days after being sent by registered or certified mail, postage prepaid, or one (I) business day after being sent by a nationally recognized overnight courier, to the following address or addresses or such other address or addresses as the parties may designate in writing in accordance with this paragraph:

            If to the Company:          BioForce Nanosciences, Inc.
                                        1615 Golden Aspen Drive, Suite 101
                                        Ames, IA 50010
                                        Ann: Eric Henderson, CEO

            If to GCG:                  Gulfstream Capital Group, LLC.
                                        190 NW Spanish River Blvd.
                                        Boca Raton, FL 33431
                                        Attn: Harvey Kaye, President

      11. Miscellaneous Provisions.

            (a) This Agreement represents the entire subject matter hereof, and supersedes all other negotiations, understandings and representation (if any) made by and between such parties. All of the terms and provisions of this Agreement, whether so expressed or not, shall be


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

binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, personnel and other legal representatives, heirs, successors and permitted assigns. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound hereby. This Agreement may not be assigned without the consent of the parties hereto.

            (b) If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

            (c) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS TERMINATION OR BREACH, WHETHER IN TORT OR CONTRACT, OR WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

            (d) This Agreement does not create a relationship of employer/employee, agent, partnership, joint venture or other like relationship between the parties. GCG is an independent contractor of the Company, and shall not represent itself as or create the impress that it is anything else.

      12. Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida unless the claim or suit is brought in connection with another matter, in which event the law applicable to the other matter shall apply.

      13. Arbitration. Any and all disputes arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration will be held in Palm Beach County, Florida on consecutive business days. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. The prevailing party will be entitled to reimbursement of legal fees and expenses from the non-prevailing party. Notwithstanding the foregoing, if the dispute is brought in connection with another matter, then the dispute shall be resolved in the same manner as the other matter.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day first written above.

Gulfstream Capital Group, LLC               Bioforce Nanosciences Holdings, Inc.


By: /s/ Harvey Kaye                         By: /s/ Eric Henderson
    ----------------------------------          --------------------------------
    President                                   Name: Eric Henderson
                                                Title: CEO


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